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                                                                  EXHIBIT 23.1

              CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report on the consolidated financial statements of Cayenta, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 dated January 31, 2000 (except with respect to the matters discussed in Note 12, as to which the date is March 30, 2000) and to all references to our Firm included in or made a part of this registration statement.

/s/ Arthur Andersen

ARTHUR ANDERSEN LLP


San Diego, California
August 7, 2000